SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Mack-Cali Realty Corporation

(Name of Registrant as Specified In Its Charter)

Bow Street LLC

Bow Street Special Opportunities Fund XV, LP

A. Akiva Katz

Howard Shainker

Alan R. Batkin

Frederic Cumenal

MaryAnne Gilmartin

Nori Gerardo Lietz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEADING PROXY ADVISORY FIRM ISS RECOMMENDS MACK-CALI SHAREHOLDERS VOTE BOW STREET’S GOLD PROXY CARD FOR BOW STREET NOMINEES MARYANNE GILMARTIN, NORI GERARDO LIETZ AND ALAN BATKIN

ISS Believes Fresh Look at Mack-Cali’s Strategy is Warranted; Says All Options Should Be Considered, Including a Sale of the Entire Entity or a Separation of its Two Segments

Bow Street Urges Mack-Cali Shareholders to Vote GOLD “FOR” ALL FOUR of its Independent,

Highly-Qualified Nominees

NEW YORK – May 31, 2019 – Bow Street LLC ("Bow Street"), a New York-based investment firm that beneficially owns approximately 4.5% of the outstanding shares of common stock of Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) (NYSE: CLI), today announced that Institutional Shareholder Services Inc. (“ISS”), the nation’s leading independent proxy advisory firm has recommended that Mack-Cali shareholders vote the GOLD proxy card “FOR” the election of Bow Street’s highly-qualified, independent director nominees MaryAnne Gilmartin, Nori Gerardo Lietz and Alan Batkin in connection with Mack-Cali’s Annual Meeting of Shareholders to be held June 12, 2019.

Akiva Katz and Howard Shainker, Managing Partners of Bow Street, said, “We are pleased that ISS agrees that new board leadership and a review of all strategic alternatives, including a sale of the Company, are warranted to maximize value for all shareholders. ISS’ recommendation further underscores our strong belief that a reconstituted Board consisting of Bow Street’s independent nominees, mandated to address the Company’s inherent structural issues and underperformance by evaluating all value-maximizing solutions, is required to reverse the status quo and unlock shareholder value.

“We are also pleased that Mack-Cali recognizes the significant value of adding Bow Street’s nominees to its Board, having already extended an offer to Frederic Cumenal and MaryAnne Gilmartin to join the Board. Our four highly capable nominees are accomplished business leaders, governance experts, and real estate operators who will bring truly independent, rigorous oversight and transparency to a Board desperately in need of fresh, unbiased viewpoints and an openness to reviewing the Company’s strategic direction. We urge shareholders to protect their investment by voting GOLD FOR ALL FOUR of Bow Street’s independent nominees – MaryAnne Gilmartin, Nori Gerardo Lietz, Alan Batkin and Frederic Cumenal.”

In making its recommendation “FOR” Bow Street’s nominees ISS noted*:

•	“[Bow Street] has presented a compelling case that the replacement of several long-tenured directors with independent nominees possessing real estate, finance, and valuation expertise could substantially improve the board's composition and enhance its ability to evaluate available alternatives in an impartial manner.”

•	“Gilmartin brings valuable real estate expertise, public board tenure, and experience working with a REIT founding family from her time working with the Ratner family at Forest City Realty Trust. Her experience at Forest City uniquely positions Gilmartin to understand and navigate the challenges of a REIT board led by a founding chairman.”

•	“Gerardo Lietz would contribute significant real estate valuation expertise; ISS' engagement with Gerardo Lietz also suggested that she would offer a very independent voice on the board.”

•	“Batkin…would contribute an investor mindset, and his extensive public board experience could help tackle some of the structural weaknesses of the current board.”

ISS also recognized that “a fresh look at the strategy is warranted” and that the election of Bow Street’s nominees would allow for “a thorough and more effective overview” of Mack-Cali’s current strategy:

•	“The election of three of the proposed dissidents would seem to allow for a thorough and more effective overview of the company's current strategy, the capital needed to implement it, a fresh valuation of the company's assets in their current state, and alternative courses of action going forward.”

•	“…given Mack's long-standing relationship with the longest-serving members of the board, an acceleration in the refreshment process would help ensure an unbiased evaluation of the company's strategy and alternatives for the benefit of all stakeholders.”

•	“Whatever the value-maximizing solution may be, a fresh look at the strategy is warranted and all options should be considered, including a sale of the entire entity or a separation of the two segments into distinct entities.”

•	“Given the contrast in characteristics of the two segments, a separation or a sale of the entire company to an adequately capitalized buyer may well be a reasonable solution to the company's debt problem.”

In addition, ISS highlighted Mack-Cali’s underperformance relative to peers and rising debt load:

•	“CLI has underperformed its peers over the last three years and is trading at a material discount to its stated NAV even as valuations for comparable properties, particularly residential, appear to have risen. The stock underperformance seems to have primarily been driven by the company's consistent failure to manage its significant debt load and slower than expected cash flow recovery.”

•	“Despite the company's repeated assurances that management and the board are focused on reducing leverage, Debt/EBITDA has continued to rise over the past three years. The debt service not only pressures cash flow, limiting dividends, but puts into question the company's entire strategy going forward, as the company's plan in its current form requires significant capital investments with limited options available given the current capital structure.”

Furthermore, ISS questioned whether Mack-Cali would be “truly receptive” to the views of the Bow Street nominees to whom it has extended an offer to join the Board:

•	“We also note that the company's press release announcing the potential settlement offer dedicates more ink to criticizing the dissident than to touting the benefits of an amicable resolution. Such persistent animosity raises the question of whether the board will be truly receptive of these new viewpoints, or if the offer is simply an attempt to do just enough to appease shareholders.”

Bow Street encourages all Mack-Cali shareholders to visit http://bowstreetllc.com/mack-cali/ to review additional information regarding THE CASE FOR CHANGE AT MACK-CALI.

*Bow Street has neither sought nor obtained consent from ISS to use previously published information in this press release.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or

by signing, dating and returning the enclosed GOLD proxy card.

Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (877) 800-5182

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

Please simply discard any White proxy card that you may receive from Mack-Cali. Returning a White proxy card – even if you “withhold” on the Company's nominees –will revoke any vote you had previously submitted on Bow Street’s GOLD proxy card.

About Bow Street LLC

Founded in 2011, Bow Street is a New York-based investment manager that partners with institutional investors and family offices globally to invest opportunistically across public and private securities.

Media Contacts

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

(212) 257 4170

Investor Contacts

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

(212) 750 5833

Important Information

Bow Street LLC ("Bow Street"), A. Akiva Katz, Howard Shainker, Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin, and Nori Gerardo Lietz (collectively, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from shareholders of Mack-Cali Realty Corporation (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from the Participants' proxy solicitor, Innisfree M&A Incorporated.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Bow Street with the SEC on May 1, 2019. This document is available free of charge from the sources indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Bow Street disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.